Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of the 31st day of May 2012, by and among HMS ADVISER LP, a Texas limited partnership (the “Adviser”), Main Street Capital Partners, LLC, a Delaware limited liability company (the “Sub-Adviser”), Main Street Capital Corporation, a Maryland corporation (“Main Street”) and HMS Income Fund, Inc., a Maryland corporation (the “BDC”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Advisory Agreement (defined below).

WHEREAS, the BDC is a newly organized closed-end investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and after such registration to provide the investment management and administrative services described in the Advisory Agreement (as hereinafter defined);

WHEREAS, the Adviser has been retained to act as the investment adviser to the BDC pursuant to that certain Investment Advisory and Administrative Services Agreement dated May 31, 2012, a copy of which is included as Exhibit A to this Agreement and is incorporated by reference herein (the “Advisory Agreement”);

WHEREAS, Section 1(f) of the Advisory Agreement permits the Adviser, subject to the supervision and direction of the BDC’s board of directors (the “Board”), to enter into one or more sub-advisory agreements pursuant to which the Adviser may obtain the services of other investment advisers, as sub-advisers, to assist the Adviser in fulfilling its duties thereunder, subject to the requirements of the 1940 Act and other applicable federal and state law;

WHEREAS, Main Street is a registered investment adviser under the Advisers Act;

WHEREAS, the Sub-Adviser is a wholly owned subsidiary of Main Street and employs all of Main Street’s investment professionals; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. INVESTMENT ADVISORY DUTIES OF THE SUB-ADVISER.

(a) Retention of Sub-Adviser. The Adviser hereby engages the Sub-Adviser, and the Sub-Adviser accepts such engagement, to perform the services set forth in this Agreement, subject to oversight by the Board. The parties acknowledge and agree that, as the Sub-Adviser is a wholly owned subsidiary of Main Street and employs all of Main Street’s investment professionals, in the event that Main Street, succeeds the Sub-Adviser as sub-adviser to the BDC consistent with the advice of counsel, the approval of this Agreement by the board of directors and the stockholders of the BDC, as required under Section 15 of the 1940 Act, shall be deemed to be the approval of Main Street as sub-adviser to the BDC.

(b) Investment Advisory Services to be Provided by Sub-Adviser. The Sub-Adviser shall, during the term and subject to the provisions of this Agreement: (i) make recommendations to the Adviser as to the allocation of the investment portfolio of the BDC among various types of securities, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate, recommend to the Adviser, and, if approved by the Adviser, negotiate the structure and terms of the investments made by the BDC; (iii) assist the Adviser in executing and closing the acquisition and disposition of the BDC’s investments; (iv) make recommendations to the Adviser with respect to the securities and other assets that the BDC will purchase, retain, or sell; (v) monitor the BDC’s investment portfolio and make recommendations to the Adviser regarding ongoing portfolio management and (vi) perform, or cause to be performed due diligence procedures, and provide to the Adviser due diligence information with respect to prospective investments

(collectively the “Sub-Advisory Services”). Notwithstanding the foregoing, however, all investment decisions for the BDC will be the sole responsibility of, and will be made by and at the sole discretion of, the Adviser. The parties acknowledge and agree that the Sub-Adviser shall be required to provide only the investment advisory services expressly described in this Section 1(b).

(c) Acceptance of Employment. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to oversight by the BDC’s Board and the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the BDC’s investment objectives, policies and restrictions as set forth in the BDC’s Registration Statement on Form N-2 (File No. 333-178548) filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 16, 2011, as the same shall be amended from time to time (as amended, the “Registration Statement”); (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser and Main Street may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations and the BDC’s articles of incorporation and bylaws. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the BDC in any way or otherwise be deemed an agent of the Adviser or the BDC. Nothing contained herein shall be deemed to create a partnership, joint venture or employer-employee relationship between the BDC and the Sub-Adviser or between the Adviser and the Sub-Adviser, and the Adviser and the Sub-Adviser shall for tax purposes treat the relationship created hereby as a principal-independent contractor relationship.

(d) Records. The Sub-Adviser shall keep and preserve for the period required by the 1940 Act, the Advisers Act (to the same extent as if the Sub-Adviser were a registered investment adviser thereunder) and other applicable law any records relevant to the provision of the services to the BDC hereunder by the Sub-Adviser. The Sub-Adviser agrees that all records that it maintains and keeps for the BDC are the property of the BDC, will be readily accessible during normal business hours, and will surrender promptly to the BDC any such records upon the termination of this Agreement or otherwise at the BDC’s request. The Sub-Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act (to the same extent as if the Sub-Adviser were a registered investment adviser thereunder), of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Sub-Adviser shall maintain records of the locations where records are maintained among the persons and entities providing services directly or indirectly to the Sub-Adviser, the Adviser, or the BDC.

(e) Compliance Policies. Main Street has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act by Main Street and its “supervised persons” (as such term is defined in Section 202(a)(25) of the Advisers Act), including the Sub-Adviser, its employees and persons acting on its behalf in accordance with Rule 206(4)-7 of the Advisers Act. Main Street has provided the BDC, and shall provide the BDC at such times in the future as the BDC shall reasonably request, with a copy of such policies and procedures.

2. EXPENSES.

(a) Adviser and BDC Expenses. Except as otherwise set forth herein, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the BDC.

(b) Sub-Adviser Personnel. All personnel of the Sub-Adviser, when and to the extent engaged in providing Sub-Advisory Services (but not Administrative Services (as defined below)) hereunder, and the compensation and routine overhead expenses of such personnel allocable to such Sub-Advisory Services, shall be provided and paid by the Sub-Adviser and shall not be paid separately or reimbursed by the Adviser or the BDC.

(c) Reimbursement of Sub-Adviser. The BDC shall pay or reimburse the Sub-Adviser for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the BDC or the Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections 2(a), 2(b), 2(d) and 2(e) of the Advisory Agreement had such expenses been incurred by the Adviser (the “Reimbursable Sub-Adviser Expenses”). Such reimbursement shall be made in cash thirty (30) calendar days following the Adviser’s delivery to the BDC of a reasonably detailed statement documenting the reimbursable expenses incurred during the immediately preceding month and the calculation of the reimbursement thereof, except to the extent the Sub-Adviser elects otherwise pursuant to Section 2(e) hereof. The Sub-Adviser shall maintain and supply to the BDC and the Adviser, as they may reasonably request, records of all such expenses.

(d) Excess Expenses. The Sub-Adviser acknowledges and agrees that the Sub-Adviser and the Adviser will be equally responsible for the payment of all Excess Non-Reimbursable Expenses. The term “Non-Reimbursable Expenses” means Organization and Offering Expenses, other than Sales and Marketing Costs (as defined below), incurred by or on behalf of the BDC for the provision of services or property from Persons (as such term is defined elsewhere herein) not Affiliated (as such term is defined elsewhere herein) with the Adviser and its Affiliates (as such term is defined elsewhere herein) that are not reimbursable by the BDC to the Adviser or its Affiliates because of the limitation on reimbursement of such items as set forth in the Advisory Agreement or because of any regulatory limitation or requirement imposed on either of them. Moreover, the term “Excess Non-Reimbursable Expenses” means Non-Reimbursable Expenses in an amount exceeding $2,000,000.00. The term “Sales and Marketing Costs” means all costs and expenses relating to advertisements and selling literature or brochures, third party broker due diligence costs in excess of $250,000.00 in the aggregate, sales meetings, sales training sessions, investor meetings, website hosting and other expenses directly related to the offer and sale of securities by the BDC pursuant to the Registration Statement.

For the avoidance of doubt, the parties acknowledge and agree that for purposes of this Agreement, registration fees, the cost of printing, mailing or otherwise distributing prospectuses, attorney fees, accounting fees, state registration fees, FINRA filing fees, other filing fees, costs of organizing the BDC, third party broker due diligence costs (up to $250,000.00 in the aggregate) and similar costs and expenses not directly related to the offer and sale of securities by the BDC are not Sales and Marketing Costs. For the further avoidance of doubt, the parties acknowledge and agree that the Adviser shall be solely responsible for the payment of the first $2,000,000.00 of Non-Reimbursable Expenses as well as any Sales and Marketing Costs, in each case not otherwise reimbursable by the BDC to the Adviser or its Affiliates.

(e) Waived or Deferred Reimbursements. The Sub-Adviser shall have the right, in its sole discretion, by written instruction in accordance with this Section 2(e), to elect to waive or defer all or a portion of the reimbursement of the Reimbursable Sub-Adviser Expenses that would otherwise be paid to it. No later than three (3) business days prior to the Adviser delivering to the BDC the statement required by Section 2(d)(iii) and 2(d)(iv) of the Advisory Agreement (the “Reimbursement Statement”), the Sub-Adviser shall provide written instructions to the Adviser with respect to the Sub-Adviser’s election to waive or defer any portion of the Reimbursable Sub-Adviser Expenses. The Adviser shall include such written instructions in the Reimbursement Statement delivered to the BDC and shall take all other actions necessary to cause the BDC to pay such reimbursement directly to the Sub-Adviser in accordance with the Sub-Adviser’s instructions.

Any portion of the reimbursement of the Reimbursable Sub-Adviser Expenses otherwise payable to the Sub-Adviser and not paid to the Sub-Adviser with respect to any month pursuant to a deferral election made by the Sub-Adviser under this Section 2(e) shall so be deferred without interest and may be paid on any specified later date as the Sub-Adviser may determine in its sole discretion. If the Sub-Adviser so determines to have such deferred reimbursement paid on such specified date, it shall provide the Adviser with written notice of such determination at least thirty (30) days, but no more than sixty (60) days, prior to such specified date. Upon receipt of such notice, the Adviser shall make the election on behalf of the Sub-Adviser and shall take any other actions reasonably necessary to cause the BDC to pay such deferred reimbursements directly to the Sub-Adviser on such specified date.

3. COMPENSATION. In consideration for the Sub-Adviser’s provision of the Sub-Advisory Services hereunder, the Adviser shall pay the Sub-Adviser fifty percent (50%) of the fees (including without limitation the Base Management Fee and Incentive Fee), payable to the Adviser pursuant to Section 3 of the Advisory Agreement, payable no later than three (3) business days after receipt of such amounts by the Adviser from the BDC. At the Sub-Adviser’s request, the Adviser shall arrange for the fees payable to the Sub-Adviser hereunder to be paid to the Sub-Adviser directly by the BDC on the same day the BDC pays (or is obligated to pay) the Adviser its fees (including without limitation the Base Management Fee and Incentive Fee) under the Advisory Agreement. Pursuant to Section 3 of the Advisory Agreement, the Adviser has retained the right to elect to waive or defer all or a portion of the fees that would otherwise be paid to it. The Adviser shall not make any such election with respect to the Sub-Adviser’s portion of such fees, without the prior written consent of the Sub-Adviser. The Adviser hereby undertakes to discuss any such election with the Sub-Adviser in advance and to provide no less than five (5) business days’ written notice to the Sub-Adviser before the Adviser seeks to notify the BDC of any such election.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MAIN STREET AND THE SUB-ADVISER. Main Street and the Sub-Adviser, jointly and severally, represent, warrant and covenant to the Adviser and the BDC as follows:

(a) Main Street is registered as an investment adviser under the Advisers Act and shall remain so registered as of the date that the Registration Statement is declared effective and covenants that it shall maintain such registration until the expiration or earlier termination of this Agreement. The Sub-Adviser is not registered as an investment adviser under the Advisers Act and is not required, based upon applicable interpretive positions of the staff of the SEC, to register under the Advisers Act in order to perform its duties and obligations under this Agreement.

(b) Main Street is a corporation duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted. The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c) The execution, delivery and performance by Main Street and the Sub-Adviser of this Agreement are within their powers and have been duly authorized by all necessary corporate or limited liability company action, as appropriate, and no action by or in respect of, or filing with, any governmental body, agency or official is required on their part for their execution, delivery and performance of this Agreement other than the filing of an amendment to Main Street’s Form ADV (the “Amended Form ADV”) with the SEC on or before March 30, 2012 to, among other things, reflect information therein regarding the Sub-Adviser in accordance with the interpretive positions referenced in Section 4(a) above, and their execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) their respective governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon either the Sub-Adviser or Main Street.

(d) The Form ADV of Main Street the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in each case, other than the need to update the information contained therein to reflect the facts stemming from Main Street and the Sub-Adviser’s entry into this Agreement and information regarding the Sub-Adviser in accordance with the interpretive positions referenced in Section 4(a) above. At the time of the filing of the Amended Form ADV with the SEC, the information contained therein will be accurate and complete in all material respects and will not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Main Street will promptly provide the Adviser and the BDC with a complete copy of all subsequent amendments to its Form ADV, including the Amended Form ADV.

(e) Main Street has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the BDC with a copy of that code, together with evidence of its adoption. All of the employees of the Sub-Adviser and persons acting on its behalf are subject to such code of ethics.

Upon the request of the Adviser or the BDC, a senior executive officer of Main Street shall certify, within 20 days of the end of each calendar quarter during which this Agreement remains in effect, to the Adviser or the BDC that Main Street has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Main Street’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Adviser or the BDC, Main Street shall permit representatives of the Adviser or the BDC to examine the reports (or summaries of the reports) required to be made to Main Street by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

(f) The Sub-Adviser shall comply in all material respects with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISER. The Adviser represents, warrants and covenants to the Sub-Adviser, Main Street and the BDC as follows:

(a) The Adviser shall be registered as an investment adviser under the Advisers Act as of the date the Registration Statement is declared effective and covenants that it shall maintain such registration until the expiration or earlier termination of this Agreement.

(b) The Adviser is a limited partnership duly organized and validly existing under the laws of the State of Texas with the power to own and possess its assets and carry on its business as it is now being conducted.

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, other than the filing of a Form ADV with the SEC in connection with the Adviser’s registration as an investment adviser under the Advisers Act (which Form ADV will be filed by the Adviser with the SEC no later than forty-five (45) days prior to the expected effective date of the Registration Statement) and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, other than the requirement that the Adviser be registered as an investment adviser under the Advisers Act in connection with its provision of investment advisory services to the BDC, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(d) The Adviser and the BDC have duly entered into the Advisory Agreement pursuant to which the BDC authorized the Adviser to enter into this Agreement.

(e) The Adviser shall comply with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BDC. The BDC represents, warrants and covenants to the Sub-Adviser, Main Street and the Adviser as follows:

(a) The BDC will elect to be treated as a business development company under the 1940 Act and, once such election is made immediately prior to the Registration Statement is declared effective, shall maintain such treatment;

(b) The BDC is a Maryland corporation duly incorporated and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the BDC of this Agreement are within the BDC’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the BDC for the execution, delivery and performance by the BDC of this Agreement, and the execution, delivery and performance by the BDC of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the BDC’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the BDC;

(d) The BDC has duly entered into this Agreement and the Advisory Agreement pursuant to which the BDC authorized the Adviser to enter into this Agreement; and

(e) So long as the Sub-Adviser acts an investment sub-adviser to the BDC, whether pursuant to this Agreement or otherwise, the BDC shall nominate Vincent D. Foster or another nominee selected by the Sub-Adviser to serve as a member of the Board.

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; DUTY TO UPDATE INFORMATION. All representations, warranties and covenants made by the Sub-Adviser and Main Street, the Adviser and the BDC pursuant to Sections 4, 5 and 6, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations, warranties or covenants are no longer true.

8. LIABILITY AND INDEMNIFICATION.

(a) Indemnification. Subject to Section 8(c) and Section 9, the Sub-Adviser and its directors, managers, officers or members (and their stockholders or members, including the owners of their stockholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)) and any other person or entity Affiliated with, or acting on behalf of, the Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to either the Adviser or the BDC for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment sub-adviser to the BDC (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and (i) except with respect to any Adviser Indemnified Losses (as defined below), the BDC shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the BDC or its security holders) (each a “Proceeding”) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement or otherwise as an investment sub-adviser of the BDC, in each case to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would be permitted by the BDC under the BDC’s Articles of Incorporation, the 1940 Act, the laws of the State of Maryland and other applicable law, and (ii) the Adviser shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all Losses incurred by the Indemnified Parties in or by reason of any pending, threatened or completed Proceeding arising out of or otherwise based upon the Adviser’s nonfulfillment of, or failure to comply with, any of the Adviser’s duties or obligations under this Agreement (the “Adviser Indemnified Losses”), in each case, to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would be permitted for the Adviser under applicable law. For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Notwithstanding the foregoing, the Indemnified Parties will not be entitled to indemnification or be held harmless pursuant to this Section 8(a) for any activity for which the Sub-Adviser shall be required to indemnify or hold harmless the Adviser and the BDC pursuant to Section 8(c).

(b) Advancement of Funds. The BDC (other than with respect to Adviser Indemnified Losses) shall be required to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Adviser in performing its duties to the BDC;

(ii) the Indemnified Party provides the BDC with written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the BDC;

(iii) the legal action is initiated by a third party who is not a BDC stockholder, or the legal action is initiated by a BDC stockholder and a court of competent jurisdiction specifically approves such advancement; and

(iv) the Indemnified Party undertakes in writing to repay the advanced funds to the BDC, allocated as advanced, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification pursuant to a final, non-appealable decision of a court of competent jurisdiction.

(c) Sub-Adviser Obligation. The Sub-Adviser shall indemnify, defend and protect the Adviser and the BDC, and their respective Affiliates and Controlling Persons, and hold them harmless from and against all Losses that the Adviser, the BDC or their respective Affiliates and Controlling Persons may sustain as a result of (i) the Sub-Adviser’s or Main Street’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws, and (ii) the breach of a representation by the Sub-Adviser or Main Street under this Agreement.

9. LIMITATION ON INDEMNIFICATION. Notwithstanding Section 8(a) to the contrary, the BDC shall not provide for indemnification of the Indemnified Parties for any Losses suffered by the Indemnified Parties, nor shall the BDC provide that any of the Indemnified Parties be held harmless for any Losses suffered by any Indemnified Party, unless all of the following conditions are met:

(i) the Indemnified Party has determined, in good faith, that the course of conduct which caused the Losses was in the best interests of the BDC;

(ii) the Indemnified Party was acting on behalf of or performing services for the BDC;

(iii) such Losses were not the result of negligence, willful misfeasance, bad faith, or misconduct by the Indemnified Party; and

(iv) such indemnification or agreement to hold harmless is recoverable only out of the BDC’s net assets and not from its stockholders.

Furthermore, the Indemnified Party shall not be indemnified for any Losses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnified Party;

(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

(iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the BDC were offered or sold as to indemnification for violations of securities laws.

10. DURATION AND TERMINATION OF AGREEMENT.

(a) This Agreement shall become effective as of the date that the SEC declares the Registration Statement effective. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one (1) year periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the BDC and (ii) the vote of a majority of the BDC’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party (the “Independent Directors”), in accordance with the requirements of the 1940 Act.

(b) This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Adviser upon 60 days’ written notice to the Sub-Adviser, but only if authorized either (A) by the vote of a majority of the outstanding voting securities of the BDC, as defined in Section 2(a)(42) of the 1940 Act, or (B) by the vote of a majority of the BDC’s Independent Directors, (ii) by the Sub-Adviser upon 120 days’ written notice to the BDC and the Adviser. This Agreement shall automatically terminate (i) in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act) or (ii) the termination of the Advisory Agreement. This Agreement may not be assigned without the prior consent of the BDC, except that, pursuant to Rule 2a-6 under the 1940 Act, the Sub-Adviser may assign it to an affiliate so long as it does not constitute an “assignment” as such term is defined for purposes of Section 15(a)(4) of the 1940 Act. The provisions of Section 8 and 9 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits, and subject to the limitations, thereof notwithstanding any termination of this Agreement.

(c) Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Section 3 hereof.

(d) Pursuant to Section 9(b) of the Advisory Agreement, if this Agreement shall (i) expire by its terms without renewal pursuant to the last sentence of Section 10(a) of this Agreement or (ii) be terminated by the Adviser or the BDC pursuant to Section 10(b) of this Agreement, the Advisory Agreement shall terminate simultaneously with the termination of this Agreement, and the BDC shall not, for a period of three (3) years following such termination, engage the Sub-Adviser or its affiliates or any of their successors or any officers, directors or employees of the Sub-Adviser or its affiliates or their successors as an adviser or sub-adviser to the BDC without the prior written consent of the Adviser. Notwithstanding the foregoing, or anything in this Agreement or the Advisory Agreement to the contrary, if the Advisory Agreement is terminated by the BDC for cause (as defined below) or by the Adviser pursuant to Section 9(b) of the Advisory Agreement, then the BDC may enter into a new advisory agreement with the Sub-Adviser or an affiliate thereof without prior consent of the Adviser. For purposes of this Agreement, for cause shall mean the occurrence of one or more of the following events:

(i) the Adviser shall have materially breached the Advisory Agreement, as determined by the Independent Directors, provided, however, the breaching party shall have 30 calendar days after the receipt of notice of such breach from the other party to cure such breach;

(ii) the Adviser is subject to an allegation that it has committed any fraud, criminal conduct, gross negligence or willful misconduct in any action or failure to act undertaken by the Adviser pertaining to or having a material detrimental effect upon the ability of the Adviser to perform its respective duties under the Advisory Agreement and the Independent Directors shall have determined, after providing the Adviser with an opportunity for a hearing and to cure any damage, that such allegation shall have had a material adverse effect on the BDC that can only be remedied by termination of the Advisory Agreement, or, in any event, if and when a court or regulatory authority of competent jurisdiction shall have returned a final non-appealable order or ruling that the Adviser is guilty of or liable with respect to such conduct;

(iii) the Adviser (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law;

(iv) if: (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the Adviser, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the Adviser or has taken possession of the Adviser’s or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof; or

(v) if at any time within five years after the effective date of this Agreement both Charles N. Hazen and Ryan T. Sims cease to be actively involved in the management of the Adviser unless the parties agree that acceptable replacements are in place or can timely be put in place.

11. ADMINISTRATIVE RESPONSIBILITIES OF THE SUB-ADVISER. (a) In addition to the Sub-Advisory Services to be performed by the Sub-Adviser pursuant to Section 2 above, the Sub-Adviser shall, provide to the BDC the following administrative services: (i) assist the Adviser in the fair valuation of the BDC’s investment portfolio pursuant to valuation policies and procedures approved by the Board or a committee thereof; (ii) assist in the review of draft public financial statements and regulatory filings; (iii) upon the reasonable request of the Adviser, and subject to reasonable advance notice and availability of appropriate Sub-Adviser personnel, participate in presentations: (A) to managing dealer wholesaling personnel; (B) at broker-dealer road shows; (C) at educational forums; (D) at due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (E) at other marketing events and forums to facilitate the BDC’s fund raising efforts; (iv) as reasonably required by the Board, attend meetings of, and participate in presentations to, the Board; (v) assist the Adviser in using commercially reasonable efforts to arrange for debt financing on the BDC’s behalf, subject to oversight and approval of the Board; (vi) assist the Adviser and the BDC in providing or otherwise making available managerial assistance to the BDC’s portfolio companies; and (vii) provide the Adviser and the BDC with such other administrative services as the Adviser, the BDC and the Sub-Adviser may from time to time mutually agree upon (collectively, the “Administrative Services”).

(b) The BDC shall pay or reimburse the Sub-Adviser for all costs and expenses related to the Sub-Adviser’s provision of the Administrative Services to the BDC under this Agreement to the same extent as the Adviser is entitled to payment or reimbursement by the BDC for costs and expenses related to the Adviser’s provision of Administrative Services to the BDC under the Advisory Agreement. For the avoidance of doubt, payment or reimbursement to the Sub-Adviser for services provided in clause (iii) of Section 11(a) above shall be deemed Sales and Marketing Costs.

12. EXCLUSIVITY.

(a) Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee or other affiliate thereof from engaging in any other lawful activity and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees, agents or other affiliates from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that during the term of this Agreement, the Sub-Adviser and Main Street and their respective controlled affiliates and affiliates under common control as defined under the 1940 Act shall be prohibited, without the prior written consent of the Adviser, from directly or indirectly acting as an investment adviser pursuant to the Advisers Act to, or sponsoring, a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act and whose securities (i) are offered primarily through one or more independent broker-dealers and/or registered investment advisers and (ii) are not listed on a public securities exchange.

(b) During the term of this Agreement, the Adviser and its controlled affiliates and affiliates under common control as defined under the 1940 Act shall be prohibited, without the prior written consent of the Sub-Adviser, from directly or indirectly acting as an investment adviser pursuant to the Advisers Act to, or sponsoring, a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act and whose securities (i) are offered primarily through one or more independent broker-dealers and/or registered investment advisers and (ii) are not listed on a public securities exchange.

13. RESPONSIBILITY OF DUAL DIRECTORS, OFFICERS AND/OR EMPLOYEES. If any person who is a director, officer, stockholder or employee of the Sub-Adviser or Main Street is or becomes a director, officer, stockholder and/or employee of the BDC and acts as such in any business of the BDC, then such director, officer, stockholder and/or employee of the Sub-Adviser or Main Street shall be deemed to be acting in such capacity solely for the BDC, and not as a director, officer, stockholder or employee of the Sub-Adviser or Main Street or under the control or direction of the Sub-Adviser or Main Street, even if paid by the Sub-Adviser or Main Street, as applicable.

14. ADVISORY AGREEMENT AND DEALINGS WITH THE BDC. Adviser agrees to inform and make Sub-Adviser a party to all negotiations between Adviser and the BDC regarding any proposed amendment of the Advisory Agreement. No amendment to the Advisory Agreement will be agreed upon or permitted if such amendment would impact the rights or obligations of the Sub-Adviser without the Sub-Adviser’s consent and signature.

15. INVESTMENT COMMITTEE OBSERVATION RIGHTS. Sub-Adviser shall have the right to designate one (1) representative (the “Observer”) to attend all meetings of the Investment Committee of the Adviser as a non-voting observer. The Adviser shall (i) give the Observer notice, at the same time as furnished to the voting committee members, of all meetings of the Investment Committee of the Adviser, (ii) provide to the Observer all notices, documents and information furnished to the Investment Committee members whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time as furnished to the Investment Committee members, (iii) notify the Observer by telephone of, and permit the Observer to attend by telephone, emergency meetings of the Investment Committee, and (iv) provide the Observer copies of the minutes of all such meetings at the time such minutes are furnished to the Investment Committee members.

16. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

17. AMENDMENTS. This Agreement may be amended by mutual written consent of the parties, subject to the requirements of applicable law.

18. BRAND USAGE. Main Street and the Sub-Adviser conduct their business under mark “Main Street” and the “Main Street” design (collectively, the “Brand”). In connection with the BDC’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, the BDC may state in such materials that investment advisory services are being provided by the Sub-Adviser to the BDC under the terms of this Agreement. Main Street and the Sub-Adviser hereby grant a non-exclusive, non-transferable, and non-sublicensable license to the BDC for the use of the Brand solely as permitted in the foregoing sentence. Prior to using the Brand in any manner, the BDC or the Adviser, as applicable, shall submit all proposed uses to the Sub-Adviser for prior written approval. The Adviser agrees to control the use of such Brand in accordance with the standards and policies as established between the Adviser and the Sub-Adviser. The Sub-Adviser reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment sub-advisory relationship between the Adviser and the Sub-Adviser. The BDC and the Adviser each agree that Main Street and/or the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the BDC’s use shall inure solely to the benefit of them. Without limiting the foregoing, this license shall have no effect on the BDC’s ownership rights of the works within which the Brand shall be used.

19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

20. SURVIVAL. The provisions of Sections 8, 9, 10, 18, 23 and this Section 20 shall survive the expiration or earlier termination of this Agreement.

21. ENTIRE AGREEMENT; GOVERNING LAW. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Texas. For so long as the BDC is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Texas, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

22. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23. CONFIDENTIALITY.

(a) The Sub-Adviser agrees that it will, and will cause its Representatives (as defined below) to whom the Sub-Adviser discloses BDC Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Adviser or the BDC and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “BDC Information”). Notwithstanding the foregoing, the term “BDC Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Sub-Adviser or any of its Representatives in breach of this Agreement, (ii) was or becomes available to the Sub-Adviser on a nonconfidential basis from a source other than the Adviser or the BDC or any of their Representatives; provided that such source is not known to the Sub-Adviser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Adviser or the BDC, or (iii) has been independently developed by the Sub-Adviser or any of its Representatives without using BDC Information and without violating any of its obligations under this Agreement.

(b) The Adviser agrees that it will, and will cause its Representatives and the BDC and its Representatives to whom it discloses Main Street Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Sub-Adviser and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “Main Street Information”). Notwithstanding the foregoing, the term “Main Street Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Adviser, the BDC or any of their Representatives in breach of this Agreement, (ii) was or becomes available to the Adviser or the BDC on a nonconfidential basis from a source other than the Sub-Adviser or any of its Representatives; provided that such source is not known to the Adviser or the BDC to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Sub-Adviser, or (iii) has been independently developed by the Adviser, the BDC or any of their Representatives without using Main Street Information and without violating any of their obligations under this Agreement.

(c) Except as otherwise expressly provided herein, the parties will not use or disclose (other than to their respective Representatives) any of the BDC Information or Main Street Information, as applicable, that the Adviser, BDC and Sub-Adviser are required to hold in confidence under this Section 23, as applicable, except in connection with the carrying out of the parties’ respective obligations hereunder. For purposes hereof, “Representatives” shall mean each of the parties’ respective affiliates, and its and their respective employees, directors, officers, agents and advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors) who need to know the information for the purpose of carrying out the parties’ respective obligations hereunder.

(d) In the event that the Sub-Adviser or its Representatives are required to disclose any BDC Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Adviser and/or any of its Representatives, the Sub-Adviser or such Representative shall provide (unless prohibited by law or regulation) the Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 23. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 23 by the Adviser, the Sub-Adviser or such Representative is nonetheless in the advice of counsel legally required to disclose any BDC Information, the Sub-Adviser or such Representative may, without liability hereunder, disclose that portion of the BDC Information that it deems it is legally required to be disclosed.

(e) In the event that the Adviser or its Representatives are required to disclose any Main Street Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Adviser and/or any of its Representatives, the Adviser or such Representative shall provide (unless prohibited by law or regulation) the Sub-Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Sub-Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 23. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 23 by the Sub-Adviser, the Adviser or such Representative is nonetheless in the advice of counsel legally required to disclose any Main Street Information, the Adviser or such Representative may, without liability hereunder, disclose that portion of the Main Street Information that it deems it is legally required to be disclosed.

24. THIRD PARTY BENEFICIARIES. Except for any Indemnified Party with respect to Sections 8 and 9 hereof, such Indemnified Parties each being an intended beneficiary of this Agreement for purposes of Sections 8 and 9 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

[Signature Page to Follow]

[Signature Page to Investment Sub-Advisory Agreement]

WITNESS WHEREOF, the parties hereto have caused this Investment Sub-Advisory Agreement to be duly executed on the date above written.

ADVISER:

HMS ADVISER LP

By: HMS ADVISER GP LLC, its general partner

By:	/s/ Ryan T. Sims

Name:	Ryan T. Sims

Title:	Chief Financial Officer

SUB-ADVISER:

MAIN STREET CAPITAL PARTNERS, LLC

By:	/s/ Vincent D. Foster

Name:	Vincent D. Foster

Title:	Senior Managing Director

MAIN STREET:

MAIN STREET CAPITAL CORPORATION

By:	/s/ Vincent D. Foster

Name:	Vincent D. Foster

Title:	Chairman and Chief Executive Officer

BDC:

HMS INCOME FUND, INC.

By:	/s/ Ryan T. Sims

Name:	Ryan T. Sims

Title:	Chief Financial Officer and Secretary

EXHIBIT A

INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

See attached.